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                                                                   EXHIBIT 10.14

                   LETTER AGREEMENT DATED MAY 22, 2000 BY AND
                    BETWEEN REGISTRANT AND ROBERT F. LIVOLSI



                                  May 22, 2000


Mr. Robert F. LiVolsi
Senior Vice President, Sales
Crossroads Systems, Inc.

         Re:  Severance offer

Dear Bob:

     In connection with the resignation of your employment as Senior Vice President, Sales of Crossroads Systems, Inc. ("Crossroads" or the "Company") effective June 2, 2000, the Company is offering you a severance package in exchange for your agreement to release the Company from any and all claims. The details of the severance package and release are explained below. We encourage you to review this document carefully and to discuss it with an attorney.

         SEVERANCE.

         The Company agrees to provide you with the following severance package in exchange for your agreement to release the Company from any and all claims as set forth below.

   o Your last day of employment shall be June 2, 2000. The Company will pay you an additional two weeks severance in lieu of notice.

   o You were issued an option (the "Option") to purchase 187,500 shares of common stock (the "Option Shares") at an exercise price of $0.233 granted pursuant to the Company's 1996 Stock Option/Stock Issuance Plan on May 13, 1998. You were also issued a second option (the "Option") to purchase 37,500 shares of common stock (the "Option Shares") at an exercise price of $1.00 granted pursuant to the Company's 1996 Stock Option/Stock Issuance Plan on May 25, 1999. You purchased certain of these shares in advance of vesting pursuant to a Promissory Note, identified below. To the extent outstanding but not otherwise vested, these Options Shares shall automatically accelerate as to a part of the Option so that the total number of vested Option Shares for which the Option shall be exercisable after taking such acceleration into account shall be equal to the number of Option Shares in which you would have vested under the normal vesting/exercise schedule in effect for the Option had you completed service through June 2, 2001 for a total number of vested shares of 159,375. You will be subject to compliance with all applicable requirements of law relating thereto (including, but not limited to, Rule 144 promulgated under the Securities Act of 1933, as amended) and with all applicable regulations of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock may be listed for trading as of the date hereof.

   o You will continue to be liable for the Promissory Notes of One Hundred Three Thousand Seven Hundred and Fifty Dollars ($103,750), plus interest, pursuant to the terms of Exhibit B. Actual repayment amounts are located on Exhibit D (factored in to this calculation, among other things, is the purchase in advance of vesting and interest). Repayment of the above Promissory Notes shall be within thirty (30) days following termination.

   o If you elect to continue health and welfare coverage under federal COBRA, the Company will pay your COBRA premiums, in an amount sufficient to maintain the level health and welfare benefits as in effect on

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         your last day of employment, through May 31, 2001. Thereafter, you will be solely responsible for your health and welfare benefits, including all COBRA premiums.

YOUR AGREEMENT.

         By signing this Agreement and accepting the severance as outlined above, you agree to waive, release, and forever discharge Crossroads and its parents, successors, assigns, divisions, subsidiaries, affiliates, partners, officers, directors, executives, investors, shareholders, managers, supervisors, employees, agents, attorneys and representatives (the "Released Parties" or "Releasees"), from any and all claims, demands, and causes of action which you have or claim to have, whether known or unknown, of whatever nature, which exists or may exist as of the date of your execution of this Agreement. "Claims," "demands," and "causes of action" include, but are not limited to, claims based on contract, fraud, equity, tort, discrimination, harassment, retaliation, personal injury, constructive discharge, emotional distress, public policy, wage, and hour law, defamation, claims for debts, accounts, attorneys' fees, compensatory damages, punitive damages, and/or liquidated damages, claims for vesting or accelerated vesting of options to purchase the Company's Common Stock, and any and all claims arising under the Americans with Disabilities Act, the Family and Medical Leave Act, or any other federal or state statute governing employment, including but not limited to Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., as such statutes may have been or may be amended from time to time.

         You represent that you do not presently have on file, and agree that you will not hereafter file, any claims, charges, grievances or complaints against the Company and/or the Released Parties in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel or arbitrators, public or private, based upon any actions or omissions by the Company and/or the Released Parties occurring prior to the date of your execution of this Agreement.

         Finally, you represent and agree that you are the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands arising out of or in any way related to your employment with Crossroads and/or the termination thereof.

         ACCEPTANCE OF AGREEMENT:

         You have twenty-one (21) days to consider this Agreement and you may revoke this Agreement at any time during the first seven (7) days following your execution of this Agreement by delivering written notice of revocation to the Company's Vice President of Human Resources, Allen Sockwell, no later than five (5:00) p.m. on the seventh (7th) day after execution. You received this Agreement on May 22, 2000. The settlement offer contained in this Agreement will automatically expire if this Agreement, fully executed by you, is not received by the Company's Vice President of Human Resources, Allen Sockwell, on or before June 12, 2000.

         This Agreement will become effective, irrevocable and fully enforceable upon the expiration of seven (7) days following the date of your execution of the Agreement (the "Effective Date"), provided that you have timely executed this Agreement and you have not exercised your right to revoke this Agreement.

         OTHER IMPORTANT TERMS:

   o Nothing in this Agreement shall constitute or be treated as an admission of any wrongdoing or liability on the part of the Company and/or the Released Parties.

   o You are advised to consult with an attorney of your choosing prior to entering into this Agreement.

   o This Agreement is binding on your representatives, heirs, executors, administrators, successors and assigns.

   o You are personally responsible for the payment of all federal, state and local taxes that are due, or may be due, for any payments and other consideration received by you under this Agreement. You agree to indemnify the Company and hold the Company harmless, from any and all taxes, penalties and/or other


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         assessments that the Company is, or may become, obligated to pay on account of any payments and other consideration made to him under this Agreement.

   o The terms and existence of this Agreement are strictly confidential and may not be disclosed to any other person or entity, with the exception of your immediate family members and legal and financial advisors.

   o Certain obligations set forth in the Company's Proprietary Information and Inventions Agreement, signed by you on April 3, 1998, a copy of which is attached hereto as Exhibit C and incorporated herein by this reference, continue beyond the termination of your employment.

   o Each party agrees not to disparage or in any way criticize either you or the Company and/or its officers, managers, supervisors, employees, investors, products, services, or technology at any time in the future. Nothing contained in this Section is intended to prevent you from testifying truthfully in any legal proceeding.

   o This Agreement, and any agreements or documents referred to herein, constitute an integrated, written contract, expressing the entire agreement between the Company and you with respect to the subject matter hereof. In this regard, you represent and warrant that you are not relying on any promises or representations that do not appear in this Agreement. This Agreement can be amended or modified only by a written agreement, signed by LiVolsi and the Company.

   o This Agreement shall, in all respects, be interpreted, enforced and governed under the laws of the State of Texas applicable to contracts executed and performed in Texas without giving effect to conflicts of law principles.

   o You agree that if any provision or portion of any provision of this Agreement is held to be invalid or unenforceable or to be contrary to public policy or any law, for any reason, the remainder of the Agreement shall not be affected thereby.

   o This Agreement may be executed in separate counterparts and by facsimile, and each such counterpart shall be deemed an original with the same effect as if the Company and LiVolsi signed the same document.

         We wish you the best in the future. Please do not hesitate to contact me if you have any questions or comments regarding the severance offer contained in this letter.

                                         CROSSROADS SYSTEMS, INC.
                                         By:
                                             ---------------------------
                                         Its:
                                              --------------------------

Robert F. LiVolsi
By:
    ---------------------------
Date:
      -------------------------


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                                    Exhibit D


Analysis of stock repurchase - Bob LiVolsi
Crossroads Systems

                                                                  Grant
                                                            -------------------
                                                                   11/12/1997
                                                            -------------------
Amount due on notes (as of 2/29/00):
  Principal                                                           $ 126,000
  Interest
                                                            -------------------
     Total amount due on notes                                        $ 126,000
                                                            -------------------

Cost to repurchase unvested shares:
  Total number of options exercised                                     247,500
  Number of shares vested                                              (159,375)
                                                            -------------------
  Shares subject to repurchase                                           88,125
  Exercise price                                            0.233-1.00
                                                            -------------------
     Total cost to repurchase unvested shares                         $  51,094
                                                            -------------------


Net amount due Crossroads                                             $  74,906
                                                            ===================


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